F-14



                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



The following presents the computation of per share earnings reflecting the assumption that convertible debentures are converted.

                                                                (IN THOUSANDS
                                                           EXCEPT PER SHARE DATA)
                                                           ----------------------
                                                         1998       1997       1996
                                                         ----       ----       ----
Net earnings (1)                                      $  19,733  $  16,982  $  14,720
                                                     ================================


Weighted average common shares outstanding (2)            7,357      7,354      7,352

Common share equivalents relating to stock options            1          1          1

Adjusted common and common equivalent
 shares for computation (3)                          --------------------------------
                                                          7,358      7,355      7,353
                                                     ================================



Net earnings per share:
     Basic (1/2)                                      $    2.68  $    2.31  $    2.00
                                                     ================================
     Diluted (1/3)                                    $    2.68  $    2.31  $    2.00
                                                     ================================